Exhibit 10.1

Re:  Two Year Change Of Control

Dear:

Vineyard Bank (the “Bank”) considers it essential to its best interests, the best interests of its sole shareholder, Vineyard National Bancorp (the “Company”), and the best interests of the Company’s shareholders, to foster the continuous employment of key management personnel.  In this connection, the Bank recognizes that, as is the case with many businesses, the possibility of a change in control may exist and that such possibility and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Bank, the Company and their respective shareholders.

The Board of Directors of the Bank has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Bank's executive management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control.

In order to induce you to remain in the employ of the Bank, the Bank agrees that subject to the terms and conditions set forth in this letter agreement ("Agreement"), if a Change in Control (within the meaning of Section 2) occurs and you are employed by the Bank immediately prior thereto, the Bank will provide you with the Severance Benefit set forth in Section 4 and the accelerated vesting set forth in Section 5.

1.  Term of Agreement.  This Agreement will begin on the date hereof and will continue in effect through December 31,       . Beginning on January 1,      , and each January 1 thereafter, the Agreement will automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Bank gives you notice that it does not wish to extend this Agreement; provided, however, that any such notice that is given on or after a Change in Control will not be valid unless you consent thereto in writing.

2.  Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any one of the following:

(i)  The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization if more than 50% of the combined voting power (which voting power shall be calculated by assuming the conversion of all equity securities convertible [immediately or at some future time] into shares entitled to vote, but not assuming the exercise of a warrant or right to subscribe to or purchase those shares) of the continuing or surviving entity’s (the “Surviving Entity”) securities outstanding immediately after such merger, consolidation or other reorganization is owned, directly or indirectly, by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; provided, however, that in making the determination of ownership by the shareholders of the Company, immediately after the reorganization, equity securities which persons own immediately before the reorganization as shareholders of another party to the transaction shall be disregarded;

(ii)  The consummation of any Person (as hereinafter defined) pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or other consideration, provided that after the closing of such offer such Person would be the beneficial owner (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended [the “1934 Act”]), directly or indirectly, of 50% or more of the combined voting power of the then outstanding voting securities eligible to vote generally in an election of directors of the Company (calculated as provided in Paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);

(iii)  The consummation of a transaction whereby following such transaction the a majority of the Board of Directors of the Company ceases to consist of individuals who were members of the Board of Directors immediately prior to such transaction;

(iv)  The sale, transfer or other disposition of all or substantially all of the Company’s assets; or

(v)  The Board of Directors or the stockholders of the Company approve a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall occur.

A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

3.  Timing of, and Conditions to, Severance Payment Following Change in Control.  If you are employed by the Bank immediately prior to a Change in Control, unless you have been terminated for cause (as hereinafter defined), you will be entitled to receive the Severance Benefit set forth in Section 4 hereof upon the occurrence of any one of the following events (each a “Second Trigger Event”) any time during the twenty-four (24) month period following the Change of Control: (i) the termination of your employment by the Bank, the Company, or the Surviving Entity (except if you are terminated for cause); (ii) a material decrease in your duties, title, responsibilities, benefits or compensation (including, without limitation, any deferred and equity based compensation) approved in accordance with the Compensation Committee Charter and in effect prior to the Change of Control; provided, however, a decrease in performance based compensation shall not constitute a Second Trigger Event if (1) the performance based compensation arrangement available to you at the time of such decrease is the same or substantially similar to the arrangement immediately prior to the Change in Control, and (2) such decrease is a direct result of your performance under the arrangement; (iii) the failure to pay you any portion of your compensation (including, without limitation, any deferred compensation or equity incentives); (iv) you are required to perform your duties at a location that is more than forty (40) miles from the location set forth in your original offer letter or you are otherwise required to commute an average of more than forty-five (45) minutes from your primary residence to your primary job location, or (v) any purported modification of this Agreement without your prior written consent.  As used herein, “terminated for cause” or “cause” shall mean the termination of your employment upon the occurrence of any one of the following:  (i) your willful and continued failure to substantially perform your duties for the Bank (other than such failure resulting from your disability, death, or your termination other than for cause) after written demand is received by you from the Bank which specifically identifies the manner in which the Bank believes that you have not substantially performed your duties, or (ii) your willful engagement in any of the following conduct that is demonstrably and materially injurious to the Bank: (A) any willful act involving fraud or dishonesty in the course of your employment with the Bank, (B) the willful carrying out of any activity which is in violation of the Bank’s policies or procedures or which would subject the Bank or its other officers, directors or employees to civil or criminal liability, (C) attendance at work in a state of intoxication or otherwise being found in possession at your workplace with any illegal drug or substance, possession of which would amount to a criminal offense, (D) assault or other act of violence against any person during the course of employment, or (E) indictment of any felony or misdemeanor involving moral turpitude.   No act or failure to act by you shall be deemed “willful” unless done, or omitted to be done, by you not in good faith or without the reasonable belief that your action or omission was in the best interest of the Bank.

4.  Severance Benefit.  The “Severance Benefit” payable hereunder is a lump sum payment, payable by check, in an amount equal to the sum of:  (i) your base salary for a twenty-four (24) month period; (ii) two (2) times the average of the two most recent annual incentive bonuses paid to you prior to the Change in Control (iii) the amount you would have to pay for COBRA continuation coverage under the Bank’s group health plans for a 12-month period had your employment terminated immediately prior to the Change in Control and you elected COBRA continuation coverage at such time.  For purposes of clause (i) of the preceding sentence, “base salary” means your base salary immediately prior to the Change in Control, but disregarding any reduction of your base salary that is made in anticipation of or after the Change in Control.  The Severance Benefit shall be paid as soon as practical following the occurrence of a Second Trigger Event, but in no event more than ten (10) days after the Second Trigger Event.

5.  Accelerated Vesting of Restricted Shares and Stock Options.  Except as otherwise expressly provided in this Section 5, immediately upon a Change in Control, to the extent that they have not yet vested, any and all awards to you under any of the Company’s restricted share plans and/or incentive stock option plans that have not previously terminated shall fully and immediately vest. Notwithstanding the provisions of the preceding sentence, upon the first occurrence of (i) the event described in Section 2(v) hereof, or (ii) an event in which any individual, corporation, partnership, or other entity (“Person”), which term shall include a “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), with the approval of the incumbent directors then serving on the Company’s Board of Directors and their formal recommendation and endorsement to the Company’s shareholders to approve such Change in Control event, consummates a tender or exchange offer, any and all unvested awards to you under any of the Company’s restricted share plans and/or incentive stock option plans shall not vest until the occurrence of a Second Trigger Event within the time period set forth in Section 3 hereof.

6.  Parachute Tax.  In the event that the severance and other benefits provided for in Sections 4 and 5 or otherwise payable to the you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your severance benefits under Sections 4 and 5 shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greater amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Bank and you otherwise agree in writing, any determination required under this Section 6 shall be made in writing in good faith by tax counsel or the accounting firm serving as the Bank’s tax counsel or independent public accountants immediately prior to the Change of Control (“Tax Counsel”), in good faith consultation with and approval by you.  In the event of a reduction in benefits hereunder, you shall have the right to choose which benefits to reduce.  For purposes of making the calculations required by this Section 6, Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  You and the Bank shall furnish to Tax Counsel such information and documents as Tax Counsel may reasonably request in order to make a determination under this Section.  All fees and expenses of any Tax Counsel selected under this Section 6 shall be borne solely by the Bank.

7.  Withholding Taxes.  The Bank, the Company or the Surviving Entity (as applicable) may withhold from all payments due you hereunder, without duplication, all taxes that such entity is required to withhold.

8.  No Mitigation.  You will not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for herein be reduced by any compensation earned by you as the result of employment by another employer.

9.  No Employment Contract.  This Agreement does not constitute a contract of employment, it does not impose on the Bank any obligation to retain you as an employee, and it does not prevent you from terminating your employment.  You understand and acknowledge that you are an employee at will and that either you or the Bank may terminate our employment relationship at any time, for any reason, or for no reason.

10.  Assignment.  Your obligations may not be delegated and, except with respect to the designation of beneficiaries in connection with benefits payable to you hereunder, you may not, without the Bank’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein.  Any such attempted delegation or disposition shall be null and void and without effect.  This Agreement and all of the Bank’s rights and obligations hereunder may be assigned or transferred by the Bank to and shall be assumed by and be binding upon any successor to the Bank.  The term “successor” means, with respect to the Bank or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of the Bank.

11.  Death.  This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  Unless otherwise provided herein, if you should die while any amount would still be payable to you hereunder, all such amounts will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

12.  Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Bank must be directed to the attention of the President, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

13.  Final Expression.  This Agreement is intended to be a final expression of our agreement with respect to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions thereof and supersedes and replaces all prior negotiations and agreements between us, whether written or oral, with respect to the subject matter hereof.

14.  Validity.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

15.  Amendment and Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the President of the Bank.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.  Governing Law.  This Agreement will be governed by and construed under the laws of the State of California, applicable to contracts to be wholly performed in such State, without regard to the conflict of laws principles thereof.

17.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you will be entitled to seek specific performance of your right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

18.  Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Bank the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

By:           ____________________________

Norman Morales

President and Chief ExecutiveOfficer

Section 5 Consented and Agreed to by

Vineyard National Bancorp

By:_______________________

Norman Morales

President and Chief Executive Officer

EMPLOYEE NAME                                                                                     Signature                       Date